Exhibit 99.1

FRANKLIN PARENT, LLC

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 2, 2018 (UNAUDITED), DECEMBER 31, 2017

(UNAUDITED), AND 2016 (AUDITED)

FRANKLIN PARENT, LLC AND SUBSIDIARY

Table of Contents	February 2, 2018 (unaudited), December 31, 2017 (unaudited), and 2016 (audited)

Independent Accountant’s Compilation Report

To the Members

Franklin Parent, LLC and Subsidiary

Sandy Springs, Georgia

Management is responsible for the accompanying consolidated financial statements of Franklin Parent, LLC and Subsidiary, which comprise the consolidated balance sheet as of February 2, 2018, and the related consolidated statements of operations, members’ equity (deficit), and cash flows for the period then ended, and the related notes to the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  We have performed a compilation engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA.  We did not audit or review the financial statements, nor were we required to perform any procedures to verify the accuracy or the completeness of the information provided by management, and we do not express an opinion, a conclusion, nor provide any form of assurance on these financial statements.

The December 31, 2017, consolidated financial statements were compiled by us.  We did not audit or review those consolidated financial statements and, accordingly, express no opinion or other form of assurance on them.

The December 31, 2016, consolidated financial statements were audited by us, and we expressed an unmodified opinion on them in our report dated February 18, 2017.  We have not performed any auditing procedures since that date.

Memphis, Tennessee

February 13, 2019

FRANKLIN PARENT, LLC AND SUBSIDIARY

Consolidated Balance Sheets	February 2, 2018 (unaudited) and December 31, 2017 (unaudited)

ASSETS

	2018	2017
Current assets
Cash and cash equivalents	$62,439	$31,171
Accounts receivable	8,140	11,147
Prepaid insurance	3,097	-
Due from related party	5,184	5,631

Total current assets	78,860	47,949

Real estate facilities, net	5,413,732	5,438,619

Total assets	$5,492,592	$5,486,568

LIABILITIES AND MEMBERS' (DEFICIT)

Current liabilities
Accounts payable	$9,365	$3,675
Accrued property taxes	4,771	-
Due to related party	2,717	2,717
Due to management company	15,132	11,929
Prepaid rents	27,601	26,993

Total current liabilities	59,586	45,314

Notes payable
Construction note	5,096,589	5,062,069
Mezzanine note	667,959	667,870

Total liabilities	5,824,134	5,775,253

Members' equity (deficit)	(331,542)	(288,685)
Total liabilities and members' equity (deficit)	$5,492,592	$5,486,568

See independent accountant’s compilation report and accompanying notes to the consolidated financial statements.

FRANKLIN PARENT, LLC AND SUBSIDIARY

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For the period from January 1, 2018 to February 2, 2018
(unaudited) and for the years ended
Consolidated Statements of Operations	December 31, 2017 (unaudited), and 2016 (audited)

	2018	2017	2016

Revenues
Self-storage facilities	$54,355	$488,973	$114,701
Ancillary operations	306	36,034	12,361

Total revenues	54,661	525,007	127,062

Operating expenses
Self-storage cost of operations	26,976	216,588	112,359
Depreciation	24,887	298,639	174,206
General and administrative	11,046	123,711	66,897

Total operating expenses	62,909	638,938	353,462

Operating loss	(8,248)	(113,931)	(226,400)

Interest expense	34,609	401,377	219,198

Net loss	$(42,857)	$(515,308)	$(445,598)

See independent accountant’s compilation report and accompanying notes to the consolidated financial statements.

FRANKLIN PARENT, LLC AND SUBSIDIARY

For the period from January 1, 2018 to February 2, 2018
(unaudited) and for the years ended
Consolidated Statements of Members’ Equity (Deficit)	December 31, 2017 (unaudited), and 2016 (audited)

	Class A		Class B
	Units	Amount	Units	Amount	Total

Members' equity at December 31, 2015	501	$672,221	499	$-	$672,221

Net loss	-	(227,255)	-	(218,343)	(445,598)

Members' equity (deficit) at December 31, 2016	501	444,966	499	(218,343)	226,623

Net loss	-	(258,169)	-	(257,139)	(515,308)

Members' equity (deficit) at December 31, 2017	501	186,797	499	(475,482)	(288,685)

Net loss	-	(21,471)	-	(21,386)	(42,857)

Members' equity (deficit) at February 2, 2018	501	$165,326	499	$(496,868)	$(331,542)

See independent accountant’s compilation report and accompanying notes to the consolidated financial statements.

FRANKLIN PARENT, LLC AND SUBSIDIARY

For the period from January 1, 2018 to February 2, 2018
(unaudited) and for the years ended
Consolidated Statements of Cash Flows	December 31, 2017 (unaudited), and 2016 (audited)

	2018	2017	2016
Operating activities:
Net loss	$(42,857)	$(515,308)	$(445,598)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	24,887	298,639	174,206
Amortization of loan costs	799	9,196	5,046
Interest expense capitalized to note payable	33,810	147,447	214,152
Change in operating assets and liabilities:
Accounts receivable	3,007	(5,228)	(5,919)
Prepaid insurance	(3,097)	-	-
Due from related party	447	-	(5,631)
Accounts payable	5,690	(1,645)	5,320
Accrued property taxes	4,771	-	-
Due to related party	-	-	(307)
Due to management company	3,203	2,729	9,200
Prepaid rents	608	3,968	23,025
Net cash provided by (used in) operating activities	31,268	(60,202)	(26,506)

Investing activities:
Construction of real estate facilities	-	-	(2,857,881)
Net cash used in investing activities	-	-	(2,857,881)

Financing activities:
Proceeds from issuance of notes payable	-	2,252	2,510,173
Net cash provided by financing activities	-	2,252	2,510,173

Net increase (decrease) in cash and cash equivalents	31,268	(57,950)	(374,214)

Cash and cash equivalents, beginning of year	31,171	89,121	463,335

Cash and cash equivalents, end of year	$62,439	$31,171	$89,121

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$-	$244,734	$-

Supplemental Disclosure of Noncash Investing and Financing Activities
Interest capitalized to real estate facilities funded by note payable	$-	$-	$114,435

See independent accountant’s compilation report and accompanying notes to the consolidated financial statements.

FRANKLIN PARENT, LLC AND SUBSIDIARY

February 2, 2018 (unaudited)
Notes to the Consolidated Financial Statements	December 31, 2017 (unaudited), and 2016 (audited)

Note 1 – Organization and Business Activity

Franklin Parent, LLC (the "Company"), a Georgia limited liability company, was formed on June 17, 2015.  The Company operates 727 self-storage units in Marietta, Georgia through its wholly-owned subsidiary Franklin Owner, LLC.  Franklin Owner, LLC was established to acquire, develop, and construct a self-storage facility for the purpose of obtaining rental income and long-term appreciation.  The self-storage facility offers space for lease, generally on a month-to-month basis, for personal and business use and ancillary activities, such as merchandise sales and tenant reinsurance, to tenants at the self-storage facility.

On February 2, 2018, Jernigan Capital Operating Company, LLC, Class B member of the Company, purchased 501 Class A units from RRB Franklin, LLC increasing its membership interest in the Company from 49.9% to 100%.

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting

The consolidated financial statements are presented on an accrual basis in accordance with U.S. generally accepted accounting principles (“GAAP”) as defined in the Financial Accounting Standards Board Accounting Standards Codification (the “Codification”).

Principles of Consolidation

The consolidated financial statements include the accounts of Franklin Parent, LLC and Franklin Owner, LLC.  All significant intercompany accounts and transactions have been eliminated in these consolidated financial statements.

Cash Equivalents

All highly liquid investments purchased with an initial maturity of less than three months are considered cash equivalents.

Real Estate Facilities

Real estate facilities are recorded at cost.  All costs incurred to develop, construct, renovate, and improve facilities, including interest and property taxes incurred during the construction period are capitalized.  No provision for depreciation is made on construction in progress until the relevant assets are completed and put into use.  Transaction costs associated with acquisitions or dispositions of real estate, as well as repairs and maintenance costs, are expensed as incurred.  Buildings and improvements are depreciated on a straight-line basis over estimated useful lives ranging generally between 5 to 39 years.

Revenue and Expense Recognition

Revenues from self-storage facilities, which is primarily composed of rental income earned pursuant to month-to-month leases for storage space, as well as associated late charges and administrative fees, are recognized as earned.  Promotional discounts reduce rental income over the promotional period, which is generally one month.  Ancillary revenues and interest and other income are recognized when earned.

The Company accrues for property tax expense based upon actual amounts billed and, in some circumstances, estimates when bills or assessments have not been received from the taxing authorities.  Cost of operations, general and administrative expense, interest expense, as well as advertising expenditures are expensed as incurred.

FRANKLIN PARENT, LLC AND SUBSIDIARY

February 2, 2018 (unaudited)
Notes to the Consolidated Financial Statements	December 31, 2017 (unaudited), and 2016 (audited)

Income Taxes

As a limited liability company, the Company is not a taxpaying entity for federal income tax purposes.  Accordingly, the Company’s taxable income or loss is allocated to its members in accordance with their respective percentage ownership.  Therefore, no provision or liability for income taxes has been included in the accompanying consolidated financial statements.

Based on the evaluation of the Company’s tax positions, management believes that all positions taken would more likely than not be upheld under examination.  Therefore, no provision for the effects of uncertain tax positions has been recorded for the period ended February 2, 2018 or the years ended December 31, 2017 and 2016.  The Company identifies its major tax jurisdictions as U.S. federal and Georgia state jurisdictions.  The Company is not currently under tax examination.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Subsequent Events

Management has evaluated subsequent events through February 13, 2019, the date the consolidated financial statements were available to be issued.

Note 3 – Real Estate Facilities

Real estate facilities consisted of the following at February 2, 2018 and December 31, 2017:

	2018	2017

Land	$720,249	$720,249
Buildings	4,333,705	4,333,705
Furniture and fixtures	853,443	853,443
Equipment	4,067	4,067

Total real estate facilities	5,911,464	5,911,464
Accumulated depreciation	(497,732)	(472,845)

Real estate facilities, net	$5,413,732	$5,438,619

Depreciation expense for the period	$24,887	$298,639

On June 25, 2015, Franklin Owner, LLC purchased 3.719 acres for the development and construction of a self-storage facility in Marietta, Georgia.  The 727-unit facility was completed and put in service on May 24, 2016.  During the year ended December 31, 2016, the Company capitalized $114,435 in interest cost incurred on funds used to construct real estate facilities.

FRANKLIN PARENT, LLC AND SUBSIDIARY

February 2, 2018 (unaudited)
Notes to the Consolidated Financial Statements	December 31, 2017 (unaudited), and 2016 (audited)

Note 4 – Long—Term Debt

Construction Note

On June 25, 2015, Franklin Owner, LLC entered into a promissory note with Jernigan Capital Operating Company, LLC, Class B member of Franklin Parent, LLC, in the amount not to exceed $5,377,778.  The note requires monthly installments of interest at 6.9% per annum through maturity on July 1, 2021, at which time any outstanding balance will be due and payable in full.  The face value of the note was reduced by $53,778 in debt issuance costs, resulting in an effective interest rate on the note of approximately 7.1%.

This promissory note is secured by real estate facilities, assignment of leases and rents, guaranty of recourse obligations and completion guaranty executed by RRB Development, LLC and James A. Berry, jointly and severally, environmental compliance and indemnification agreement, and assignment of construction documents.

As of February 2, 2018 and December 31, 2017, the value of the loan was recorded as follows:

	2018	2017
Principal amount	$5,130,958	$5,097,148
Loan costs	(34,369)	(35,079)
Construction note, net of loan costs	$5,096,589	$5,062,069

Mezzanine Note

On June 25, 2015, Franklin Parent, LLC entered into a promissory note with Jernigan Capital Operating Company, LLC, Class B member of Franklin Parent, LLC, in the amount of $672,222.  The note requires monthly installments of interest at 6.9% per annum through maturity on July 1, 2021, at which time any outstanding balance will be due and payable in full.  The face value of the note was reduced by $6,722 in debt issuance costs, resulting in an effective interest rate on the note of approximately 7.1%.

This promissory note is secured by first priority security interest and assignment of 100% member interests in Franklin Owner, LLC, assignment of leases and rents, guaranty of recourse obligations and completion guaranty executed by RRB Development, LLC and James A. Berry, jointly and severally, environmental compliance and indemnification agreement, and assignment of construction documents.

As of February 2, 2018 and December 31, 2017, the value of the loan was recorded as follows:

	2018	2017
Principal amount	$672,222	$672,222
Loan costs	(4,263)	(4,352)
Mezzanine note, net of loan costs	$667,959	$667,870

FRANKLIN PARENT, LLC AND SUBSIDIARY

February 2, 2018 (unaudited)
Notes to the Consolidated Financial Statements	December 31, 2017 (unaudited), and 2016 (audited)

Note 5 – Members’ Equity

As of February 2, 2018, December 31, 2017, and 2016, a total of 1,000 units of membership were held by members of Franklin Parent, LLC, with the Class A member holding 501 units and the Class B member holding 499 units.  Class A membership units retain all voting rights while both Class A membership units and Class B membership units have interests in profits and losses and cash flows of the Company.

Cash flows are to be distributed to members with the following priority:

1)	To the Class A member in an amount equal to 6.9% (“Class A Return”) of the Class A member’s equity investment;

2)	Any remaining cash flows shall be distributed 49.9% to the Class B member and 50.1% to the Class A member.

Capital proceeds from the sale or any refinancing of Franklin Parent, LLC, Franklin Owner, LLC, or real estate facilities shall be distributed to the members with the following priority:

1)	The amount of any current Class A Return for the immediately preceding period shall be distributed to the Class A member;

2)	The amount of any accrued, but unpaid Class A Return for prior periods shall be distributed to the Class A member;

3)	The amount of any unreturned Class A equity investment shall be distributed to the Class A member; and

4)	Any remaining amount shall be distributed 49.9% to the Class B member and 50.1% to the Class A member.

On February 2, 2018, Jernigan Capital Operating Company, LLC, Class B member of the Company, purchased 501 Class A units from RRB Franklin, LLC increasing its membership interest in the Company from 49.9% to 100%.

Note 6 – Management Agreement

The Company is managed by CubeSmart Asset Management, LLC, an unaffiliated entity, for a fee equal to the greater of 5% of gross revenues or $2,000 per month.  Management fees incurred were $2,506 and $26,797 for the period ended February 2, 2018 and the year ended December 31, 2017, respectively.

Note 7 – Related Party Transactions

On June 25, 2015, Franklin Parent, LLC and Franklin Owner, LLC entered into promissory notes with Jernigan Capital Operating Company, LLC, Class B member of Franklin Parent, LLC, in the amounts of $5,377,778 and $672,222, respectively (see Note 4).  During the period ended February 2, 2018, and the years ended December 31, 2017 and 2016, the Company incurred interest on these notes totaling $33,810, $392,181, and $328,587, respectively, of which, $33,810, $147,447, and $328,587, respectively, were added to the balance of the outstanding notes.

During the year ended December 31, 2016, the Company paid development fees to RRB Development, LLC, a company related by common ownership, of $155,530.  These fees were capitalized as costs to construct the real estate facilities.